STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT, dated as of October 29, 1999 between Windswept Environmental Group, Inc., a Delaware corporation (the "Company"), and Michael O'Reilly (the "Optionee").

     WHEREAS, the Company and the Optionee have entered into an Employment Agreement dated the date hereof (the "Employment Agreement"); and

     WHEREAS, in connection with the execution and delivery of the Employment Agreement, the Company and the Optionee have agreed to the award of an option to purchase shares of common stock of the Company, par value $0.0001 per share (the "Common Stock") on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and the Optionee agree as follows:

     1.   Grant of Option

     The Company hereby grants to the Optionee the right and option (the "Option") to purchase from the Company, on the terms and conditions set forth herein, an aggregate of 2,674,714 shares of Common Stock (the "Option Shares"). The Option shall vest and become exercisable in accordance with paragraph 3 below and shall terminate on October 1, 2009 if not sooner exercised.

     2.   Option Price

     The price at which the Option Shares may be purchased upon exercise of the Option shall be $0.07904 per share ("Option Price"), subject to adjustment as provided in Section 5 hereof.

     3.   Vesting

     The Option shall vest and become exercisable in three equal installments on the first, second and third anniversaries of the date hereof; provided however, that the Option shall immediately vest and be fully exercisable in the event that the Optionee's employment with the Company is terminated under the Employment Agreement by the Company other than for Cause (as that term is defined in the Employment Agreement) or the Optionee terminates his employment by Resignation for Good Reason (as that term is defined in the Employment Agreement).

     4.   Method of Exercising Option

     (a) The Option may be exercised only upon receipt of written notice of exercise by the Secretary of the Company (the "Secretary") specifying that the Option is being exercised and the total number of Option Shares to be purchased. Such notice shall be accompanied by payment in cash of the aggregate purchase price for the number of Option Shares purchased, and such exercise shall be effective on the date upon which the Secretary receives such written notice and payment. The Company shall, within three (3) business days following receipt of the purchase price for the number of Option Shares purchased, give instructions to its transfer agent to issue certificates representing the Option Shares.

     (b) The Option may be so exercised during the Optionee's lifetime only by the Optionee and, in the event of the death of the Optionee, shall be exercisable by his estate or personal representative within a period not to exceed twelve (12) months following the death of the Optionee. The Option, rights and privileges conferred by this Agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or


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otherwise), other than by laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

     (c) No person shall have any rights or privileges of a shareholder of the Company in respect of any of the Option Shares issuable upon exercise of the Option unless and until certificates representing such Option Shares shall have been issued and delivered.

     (d) If requested by the Company and if the Option Shares have not been registered under the Securities Act of 1933, as amended, the Optionee (or his estate or personal representative in the event of the death of the Optionee) shall provide a written representation that the Option Shares to be acquired upon any exercise of the Option are for investment only and not for resale or with a view to the distribution thereof. The Company shall register its sale of the Option Shares pursuant to a Registration Statement on Form S-8 within ninety
(90) days following the date hereof and comply with all other requirements of the federal securities laws to enable the Option Shares to be freely tradable upon exercise of the Option by the Optionee.

     5.   Adjustment of Option Price

     The Option Price in effect at any time with respect to this option and the number and kind of securities issuable upon the conversion of this option shall be subject to adjustment from time to time upon the happening of certain events, as follows:

     (a) In case the Company shall hereafter (i) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares by reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the Option Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Optionee, upon conversion of all or part of the principal amount of this Option after such date, shall be entitled to receive the aggregate number and kind of shares of Common Stock which, if such principal amount of this Option had been converted immediately prior to such record date or effective date, the Optionee would have owned upon such conversion and been entitled to receive upon such dividend, distribution, subdivision, combination or reclassification.

     (b) In case the Company shall hereafter issue rights or warrants to holders of its Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Fair Market Value (as defined in subparagraph (l) below) on the record date with respect to such issuance, the Option Price shall be adjusted so that the same shall equal the price determined by multiplying the Option Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at the Fair Market Value on such record date, and of which the denominator shall be the number of shares of Common Stock outstanding on the record date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are then convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately prior to the date of such issuance; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants, the Option Price shall be readjusted to the Option Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

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

     (c) In case the Company shall hereafter distribute to all holders of its Common Stock shares of stock other than Common Stock or evidences of its indebtedness or assets (excluding cash dividends or distributions out of retained earnings and dividends or distributions referred to in subparagraph (a) above) or rights or warrants, then in each such case the Option Price thereafter shall be determined by multiplying the Option Price in effect immediately prior to the date of such distribution by a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock multiplied by the Option Price in effect immediately prior to the date of such distribution, less the then Fair Market Value of said shares of stock, assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of outstanding shares of Common Stock multiplied by the Option Price in effect immediately prior to the date of such distribution. Such adjustments shall be made whenever any such distribution is made and shall become effective immediately prior to the date of such distribution.

     (d) In case the Company shall hereafter issue shares of its Common Stock (excluding shares issued (A) in any of the transactions described in subparagraph (a) above, (B) upon conversion or exchange of securities convertible into or exchangeable for Common Stock, or upon conversion of rights or warrants issued to the holders of Common Stock in existence on the date of this Option, or for which an adjustment has already been made pursuant to subparagraph (b) above or (C) by grant to or upon exercise of options granted or to be granted to employees or directors pursuant to any employee benefit plan or program of the Company or any of its subsidiaries in existence on the date of this Option or subsequently approved by the Company's stockholders) for a consideration per share of Common Stock less than the Fair Market Value on the date the Company fixes or has fixed the offering, conversion, exchange or exercise price of such additional shares, the Option Price shall be adjusted so that it shall equal the price determined by multiplying the Option Price for such series in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (f) below) for the issuance of such additional shares would purchase at Fair Market Value on the date the Company fixes or has fixed the offering, conversion, exchange or exercise price of such additional shares, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made and shall become effective immediately prior to the date of such issuance.

     (e) In case the Company shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in subparagraphs (b) and (c) above) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities (determined as provided in subparagraph (f) below) less than the Fair Market Value on the issuance date of such securities, the Option Price shall be adjusted so that it shall equal the price determined by multiplying the Option Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received (determined as provided in subparagraph (f) below) for such securities would purchase at Fair Market Value prior to any adjustment pursuant hereto, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock of the Company deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made and shall become effective immediately prior to date of issuance of such securities.

     (f) For purposes of any computation respecting consideration received pursuant to subparagraphs (d) and (e) above, the following shall apply:

          (i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in

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

     connection therewith;

          (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination (absent manifest error) shall be conclusive and described in a certified Board resolution; and

          (iii) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this subparagraph (f)).

     (g) In case the Company is a participant in a consolidation, merger or combination with another corporation (other than with a wholly-owned subsidiary of the Company and other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock) or in case of any sale or transfer of all or substantially all of the assets of the Company, as a result of which holders of the Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or any share exchange whereby Common Stock is converted into other securities or property of the Company, then as a condition to the consummation of such transaction, lawful and adequate provision shall be made so that the Optionee shall have the right, with respect to the principal amount of this Option, to receive stock, other securities or property or assets (including cash) or any combination thereof, having a value equal to the value of the stock, other securities, property and assets (including cash) which the Optionee would have been entitled to receive upon such consolidation, merger, combination, sale or transfer, or exchange, if the Optionee had held the Common Stock issuable upon the conversion of this Option immediately prior to such consolidation, merger, combination, sale or transfer, or exchange.

     (h) No adjustment in the Option Price shall be required unless such adjustment would require an increase or decrease of at least one-thousandth of one cent ($0.00001) in such price; provided, however, that any adjustments not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest one-thousandth of a cent or to the nearest one-thousandth of a share, as the case may be.

     (i) Anything in this Section 5 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Option Price, in addition to those required by this Section 5, as it in its discretion shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights or warrants to purchase Common Stock or distribution of shares of stock other than Common Stock, evidences of indebtedness or assets (other than distributions in cash out of retained earnings) referred to hereinabove in this Section 5, hereafter made by the Company to the Optionee shall not be taxable to the Optionee.

     (j) Whenever the Option Price is adjusted, as herein provided, the Company shall promptly cause a notice setting forth the adjusted Option Price and adjusted number of shares issuable upon conversion of each dollar of principal of this Option to be mailed to the Optionee. The certificate setting forth the computation shall be signed by the chief financial officer or other appropriate officer of the Company.

     (k) In the event that at any time, as a result of any adjustment made pursuant to this Section 5, the Optionee thereafter shall become entitled to receive any shares of the Company, other than Common Stock, the number of such other shares so receivable upon conversion of any dollar of principal of this Option shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (a) to (g) of this Section 5 inclusive, above.

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

     (l) For the purposes of this Section 5, the term "Fair Market Value" shall mean the fair market value as reasonably established in good faith by the Board of Directors of the Company, whose determination shall be described in a certified Board resolution.

     6.   General

     (a) The Company will have the right to withhold from any exercise of the Option, transfer of Common Stock or payment made to the Optionee or to any person hereunder, whether such payment is to be made in cash or in Common Stock, all applicable federal, state, city or other taxes as shall be required, in the determination of the Company, pursuant to any statute or governmental regulation or ruling. In connection with such withholding, the Company reserves the right, where necessary, to deliver to the person entitled to receive Common Stock only the number of whole shares remaining after the withholding has been accomplished, or it may make such other arrangements with the person entitled to receive such payment as it may deem appropriate.

     (b) The Company shall not be required to issue or deliver any certificates for Option Shares purchased upon exercise of the Option unless counsel for the Company shall advise that such issuance shall not violate any applicable securities laws or regulations. The Optionee acknowledges that Common Stock issuable upon exercise of the Option is subject to applicable United States securities laws with respect to the resale thereof. Unless the resale of the Option Shares has been registered pursuant to a Registration Statement on Form S-8, certificates representing the Option Shares shall bear the following legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. NO TRANSFER, SALE, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION OF SUCH SECURITIES MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES
          HAS BECOME EFFECTIVE UNDER THE ACT OR WINDSWEPT ENVIRONMENTAL
          GROUP, INC. (THE "COMPANY") IS FURNISHED WITH AN OPINION OF
          APPROVED COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH
          REGISTRATION IS NOT REQUIRED.

     (c) Notwithstanding any other provision of this Agreement, in no event shall the Option be exercisable in whole or in part after the expiration of the term of the Option.

     (d) Nothing in this Agreement shall be deemed to limit, in any way, the right of the Company to terminate the Optionee's employment with the Company.

     (e) Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally or mailed by registered or certified mail, postage prepaid. Any such notice shall be deemed given and effective when so delivered personally or, if mailed, when actually received or presented for delivery to the following addressee during normal business hours if such presentation shall be refused for any reason, at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

          If to the Optionee, at:

               Michael O'Reilly
               35 Tuthill Pt. Road
               East Moriches, New York  11940


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

          If to the Company, at:

               Windswept Environmental Group, Inc.
               100 Sweeneydale Ave.
               Bay Shore, New York  11706

     (f) This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

     (g) The section headings herein are for convenience only and shall not affect the construction hereof.

     (h) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                         WINDSWEPT ENVIRONMENTAL GROUP, INC.


                                         By:     /s/ Anthony Towell
                                             ----------------------------------
                                         Name:    Anthony Towell
                                         Title:      Secretary





ACCEPTED BY:

 /s/ Michael O'Reilly
-----------------------------
  Michael O'Reilly



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